Exhibit 99.1

THE PEPSI BOTTLING GROUP ANNOUNCES FTC GRANT OF EARLY TERMINATION OF WAITING PERIOD UNDER HSR
ACT FOR PEPSICO MERGER

SOMERS, NY – February 25, 2010 –– The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that the Federal Trade Commission (FTC) has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for its previously announced agreement and plan of merger with PepsiCo, Inc. (NYSE: PEP). PBG and PepsiCo plan to close the merger, which remains subject to the satisfaction of customary closing conditions, after market close on February 26, 2010.

About PBG
The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with annual sales of over $13 billion. With approximately 65,000 employees worldwide, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. For more information, visit the Company’s website at www.pbg.com.

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Forward-Looking Statement:
Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve risks and uncertainties that could cause actual performance or results to materially differ. Such risks and uncertainties include, but are not limited to: risks associated with our pending merger with PepsiCo, including satisfaction of the conditions of the pending merger, contractual restrictions on the conduct of our business included in the merger agreement, and the potential for loss of key personnel, disruption of our sales and operations and any impact on our relationships with third parties as a result of the pending merger; PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG, representation on our Board and approval rights under our Master Bottling Agreement; material changes in expected levels of bottler incentive payments from PepsiCo; material changes from expectations in the cost or availability of ingredients, packaging materials, other raw materials or energy; an inability to achieve strategic business plan targets; material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures; an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories; loss of key members of management; and changes in laws and regulations governing the manufacture and sale of food and beverages (including taxes on sweetened beverages), the environment, transportation, employee safety, labor and government contracts. For additional information on these and other risks and uncertainties that could cause PBG’s actual results to materially differ from those set forth herein, please see PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 26, 2009. PBG undertakes no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

Contact:	Jeff Dahncke Public Relations 914-767-7690 jeff.dahncke@pepsi.com